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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in this registration statement of SkyLynx Communications, Inc. on Form S-8 of our report dated March 4, 1998 for the period from inception (July 29, 1997) to December 31, 1997, included inn SkyLynx Communications, Inc.'s Form 10-KSB for the year ended December 31, 1998, and to all references to our Firm included in this registration statement.

We also hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated April 16, 19999 of Interaccess Corp. included in SkyLynx Communications, Inc.'s Form 8-K/A dated February 2, 1999 and filed with the SEC on July 2, 1999.

Cordovano and Harvey, P.C.
Denver, Colorado
December 3, 1999